June 24, 2005


U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: China Health Holding, Inc. - Form S-8 Registration Statement


Dear Sir/Madame:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in the Form S-8 Registration Statement dated June 24, 2005, of the following:

Our report dated March 28, 2005 to the Stockholders and Board of Directors on the financial statements of the Company as at December 31, 2004 and 2003 and for the years then ended and for the period from April 3, 2002 (inception) to December 31, 2004 included in the Company's filing on Forms 10-KSB.

Sincerely,



/s/ Dale Matheson Carr-Hilton Labonte
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Dale Matheson Carr-Hilton LaBonte
Chartered Accountants